Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: August 24, 2018	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS SECOND QUARTER NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended August 4, 2018 was $15.7 million, or $0.32 per share ($0.32 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended August 4, 2018 increased 2.8 percent to $201.1 million from net sales of $195.7 million for the prior year 13-week fiscal quarter ended July 29, 2017. Comparable store net sales for the 13-week period ended August 4, 2018 increased 1.4 percent from comparable store net sales for the prior year 13-week period ended August 5, 2017. Online sales increased 8.6 percent to $21.2 million for the 13-week period ended August 4, 2018, compared to net sales of $19.5 million for the 13-week period ended July 29, 2017.

Net sales for the 26-week fiscal period ended August 4, 2018 decreased 0.5 percent to $406.0 million from net sales of $407.9 million for the prior year 26-week fiscal period ended July 29, 2017. Comparable store net sales for the 26-week period ended August 4, 2018 decreased 0.9 percent from comparable store net sales for the prior year 26-week period ended August 5, 2017. Online sales increased 7.3 percent to $44.3 million for the 26-week period ended August 4, 2018, compared to net sales of $41.3 million for the 26-week period ended July 29, 2017.

Due to the 53rd week in fiscal 2017, comparable store net sales for the quarter and year-to-date periods are compared to the 13-week and 26-week periods ended August 5, 2017.

Net income for the second quarter of fiscal 2018 was $15.7 million, or $0.32 per share ($0.32 per share on a diluted basis), compared with $11.5 million, or $0.24 per share ($0.24 per share on a diluted basis) for the second quarter of fiscal 2017.

Net income for the 26-week fiscal period ended August 4, 2018 was $34.0 million, or $0.70 per share ($0.70 per share on a diluted basis), compared with $27.8 million, or $0.58 per share ($0.57 per share on a diluted basis) for the 26-week period ended July 29, 2017.

Management will hold a conference call at 10:00 a.m. EDT today to discuss results for the quarter. To participate in the call, please call (800) 230-1059 for domestic calls or (612) 234-9959 for international calls and reference the conference code 453068. A replay of the call will be available for a two-week period beginning today at 12:00 p.m. EDT by calling (800) 475-6701 for domestic calls or (320) 365-3844 for international calls and entering the conference code 453068.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 455 retail stores in 43 states. As of the end of the fiscal quarter, it operated 455 stores in 43 states compared with 463 stores in 44 states at the end of the second quarter of fiscal 2017.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control.  Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission.   The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017

SALES, Net of returns and allowances	$201,080	$195,650	$405,977	$407,901

COST OF SALES (Including buying, distribution, and occupancy costs)	122,149	121,511	247,355	252,045

Gross profit	78,931	74,139	158,622	155,856

OPERATING EXPENSES:
Selling	47,896	46,679	93,749	93,597
General and administrative	10,874	10,045	21,452	19,806
	58,770	56,724	115,201	113,403

INCOME FROM OPERATIONS	20,161	17,415	43,421	42,453

OTHER INCOME, Net	972	899	2,459	1,834

INCOME BEFORE INCOME TAXES	21,133	18,314	45,880	44,287

PROVISION FOR INCOME TAXES	5,474	6,831	11,883	16,519

NET INCOME	$15,659	$11,483	$33,997	$27,768

EARNINGS PER SHARE:
Basic	$0.32	$0.24	$0.70	$0.58

Diluted	$0.32	$0.24	$0.70	$0.57

Basic weighted average shares	48,379	48,218	48,379	48,218
Diluted weighted average shares	48,592	48,310	48,571	48,327

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

ASSETS	August 4, 2018	February 3, 2018 (1)	July 29, 2017

CURRENT ASSETS:
Cash and cash equivalents	$168,949	$165,086	$195,614
Short-term investments	51,600	50,833	48,237
Receivables	12,105	8,588	14,732
Inventory	127,899	118,007	121,671
Prepaid expenses and other assets	18,855	18,070	7,750
Total current assets	379,408	360,584	388,004

PROPERTY AND EQUIPMENT	460,367	459,043	460,250
Less accumulated depreciation and amortization	(319,141)	(309,497)	(300,419)
	141,226	149,546	159,831

LONG-TERM INVESTMENTS	17,300	21,453	18,294
OTHER ASSETS	7,158	6,533	7,433

Total assets	$545,092	$538,116	$573,562

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$46,217	$29,387	$39,890
Accrued employee compensation	11,852	22,307	14,130
Accrued store operating expenses	21,289	15,646	16,328
Gift certificates redeemable	14,103	18,202	15,698
Income taxes payable	—	12,364	—
Total current liabilities	93,461	97,906	86,046

DEFERRED COMPENSATION	15,784	15,154	14,167
DEFERRED RENT LIABILITY	31,740	33,808	36,236
Total liabilities	140,985	146,868	136,449

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; issued and outstanding; 49,018,195 shares at August 4, 2018, 48,816,170 shares at February 3, 2018, and 48,844,700 shares at July 29, 2017	490	488	488
Additional paid-in capital	147,173	144,279	142,622
Retained earnings	256,444	246,570	294,082
Accumulated other comprehensive loss	—	(89)	(79)
Total stockholders’ equity	404,107	391,248	437,113

Total liabilities and stockholders’ equity	$545,092	$538,116	$573,562

(1) Derived from audited financial statements.